HEALTH OUTCOMES MANAGEMENT, INC. & SUBSIDIARIES
Calculation of Earnings Per Share (1)
(Unaudited)


                                                   Three months ended           Nine months ended
                                                      November 30,                 November 30,
                                                   1997          1996          1997           1996
                                               -----------     ---------    ----------     ----------
Earnings used in calculations:
Net loss used in per
    share calculation                          $  (164,902)      118,426      (381,668)       (18,258)
                                               ===========     =========    ==========     ==========


Shares used in calculation:

  Average number of shares outstanding           8,504,207     8,477,867     8,500,742      8,412,795

  Additional shares issuable assuming
      exercise of outstanding stock options          5,309         5,769         1,757          5,893

  Additional shares issuable assuming
      exercise of outstanding warrants                --           2,526          --            2,526
                                               -----------     ---------    ----------     ----------

Weighted average number of common and
  common equivalent shares outstanding           8,509,516     8,486,162     8,502,499      8,421,214
                                               ===========     =========    ==========     ==========

Loss per common share                          $      (.02)          .01          (.04)          (.00)
                                               ===========     =========    ==========     ==========


(1) Earnings per share assuming full dilution are not different from primary earnings per share.